EXHIBIT 4.3.3
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     THIRD SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE (this “Third Senior Secured Notes Supplemental Indenture”) dated as of November 16, 2010 among the Issuers (as defined below), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliates of the Issuers party hereto (the “Additional Senior Secured Note Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar and collateral agent (the “Original Collateral Agent”) and Wilmington Trust (London) Limited, as additional collateral agent (the “Additional Collateral Agent”), to the indenture dated as of October 15, 2010 (the “Original Senior Secured Notes Indenture”, and together with the First Senior Secured Notes Supplemental Indenture (as defined below) and the Second Senior Secured Notes Supplemental Indenture (as defined below), the “Senior Secured Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,500,000,000 of 7.125% Senior Secured Notes due 2019 (the “Senior Secured Notes”).
W I T N E S S E T H :
     WHEREAS Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), RGHL US Escrow I Inc., RGHL US Escrow I LLC, RGHL Escrow Issuer (Luxembourg) I S.A., BP I and certain affiliates of the Issuers, as Senior Secured Note Guarantors, have heretofore executed and delivered to the Trustee a supplemental indenture (the “First Senior Secured Notes Supplemental Indenture”) dated as of November 16, 2010 and the Issuers,

BP I and certain affiliates of the Issuers, as Senior Secured Notes Guarantors, have executed and delivered to the Trustee a supplemental indenture (the “Second Senior Secured Notes Supplemental Indenture”) dated as of November 16, 2010, to the Original Senior Secured Notes Indenture;
     WHEREAS pursuant to a joinder agreement dated as of November 16, 2010 to the Senior Secured Credit Facilities, each Additional Senior Secured Note Guarantor executing this Third Senior Secured Notes Supplemental Indenture has become a guarantor under the Senior Secured Credit Facilities;
     WHEREAS pursuant to Section 4.11 of the Senior Secured Notes Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Senior Secured Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations of the Issuers under the Senior Secured Notes and the Senior Secured Notes Indenture;
     WHEREAS the Original Collateral Agent is the collateral agent with respect to the collateral of the Additional Senior Secured Note Guarantors;
     WHEREAS the parties hereto desire that the Additional Collateral Agent acts as a separate collateral agent with respect to the Designated Collateral (as defined in Amendment No. 1 and Joinder Agreement to the First Lien Intercreditor Agreement, dated January 21, 2010) under the Senior Secured Notes Indenture;
     WHEREAS pursuant to Section 9.01(a)(vi) of the Senior Secured Notes Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized (i) to amend the Senior Secured Notes Indenture to add a Senior Secured Note Guarantor with respect to any Senior Secured Note and (ii) to execute and deliver this Third Senior Secured Notes Supplemental Indenture;
     Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Secured Notes Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Additional Senior Secured Note Guarantors mutually covenant and agrees for the equal and ratable benefit of the Trustee and the Holders of the Senior Secured Notes as follows:
          1. Agreement to Guarantee. The Additional Senior Secured Note Guarantors hereby agree jointly and severally with all other Additional Senior Secured Note Guarantors, to unconditionally guarantee the Issuers’ obligations under the Senior

Secured Notes and the Senior Secured Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Secured Notes Indenture and to be bound by all other applicable provisions of the Senior Secured Notes Indenture.
          2. Ratification of Senior Secured Notes Indenture; Third Senior Secured Notes Supplemental Indenture Part of Senior Secured Notes Indenture. Except as expressly amended hereby, the Senior Secured Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Following the date hereof, all of the covenants set forth in Article IV of the Senior Secured Notes Indenture shall be deemed to have been applicable to the Additional Senior Secured Note Guarantors beginning as of the Issue Date as if the Additional Senior Secured Note Guarantors had been parties thereto on such date, and any action or inaction taken by the Additional Senior Secured Note Guarantors after the Issue Date and prior to the date hereof prohibited by the Senior Secured Notes Indenture, shall be deemed a Default by the Additional Senior Secured Note Guarantors, under the Senior Secured Notes Indenture as of the date hereof. This Third Senior Secured Notes Supplemental Indenture shall form a part of the Senior Secured Notes Indenture for all purposes, and every holder of a Senior Secured Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Additional Senior Secured Note Guarantors hereby agree to (i) be bound by and become a party to, as if originally named Senior Secured Note Guarantors therein, the First Lien Intercreditor Agreement and (ii) be bound by and become a party to the 2007 Intercreditor Agreement, as if originally named Obligors therein, by executing and delivering accession deeds to such 2007 Intercreditor Agreement in form and substance reasonably satisfactory to the Security Trustee thereunder.
          3. Governing Law. THIS Third SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Senior Secured Notes Supplemental Indenture.
          5. Duplicate Originals. The parties may sign any number of copies of this Third Senior Secured Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
          7. No Adverse Interpretation of Other Agreements. This Third Senior Secured Notes Supplemental Indenture may not be used to interpret another indenture,

loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Third Senior Secured Notes Supplemental Indenture.
          8. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Additional Senior Secured Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Secured Notes, this Third Senior Secured Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Senior Secured Notes and the Senior Secured Notes Indenture by the Additional Senior Secured Note Guarantors. The waiver may not be effective to waive liabilities under the federal securities laws.
          9. Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Secured Note Guarantors in this Third Senior Secured Notes Supplemental Indenture and the Senior Secured Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Third Senior Secured Notes Supplemental Indenture shall bind its successors and assigns.
          10. Severability. In case any one or more of the provisions contained in this Third Senior Secured Notes Supplemental Indenture or the Senior Secured Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Senior Secured Notes Supplemental Indenture or the Senior Secured Notes.
          11. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
if to any of the Issuers or any Additional Senior Secured Note Guarantor:
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Attn: Helen Golding
Fax: +612 9268 6693
helen.golding@rankgroup.co.nz
and

if to the Trustee, Original Collateral Agent, Principal Paying Agent, Transfer Agent or Registrar:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
and
if to the Additional Collateral Agent:
Wilmington Trust (London) Limited
6 Broad Street Place
London EC2M 7JH
Facsimile: +44 (0)20 7614 1122
Attention: Elaine Lockhart
          12. Amendments and Modification. This Third Senior Secured Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Secured Notes Indenture and by written agreement of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER LLC
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER INC.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Authorized Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Authorized Signatory

THE BALDWIN GROUP LIMITED
By:	/s/ Mark Dunkley
	Name:	Mark Dunkley
	Title:	Attorney

J. & W. BALDWIN (HOLDINGS) LIMITED
By:	/s/ Mark Dunkley
	Name:	Mark Dunkley
	Title:	Attorney

OMNI-PAC U.K. LIMITED
By:	/s/ Mark Dunkley
	Name:	Mark Dunkley
	Title:	Attorney

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Collateral Agent
By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent
By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager